UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2013

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of 201 Spear Street (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On December 3, 2013, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary, acquired from Massachusetts Mutual Life Insurance Company an office building containing 246,563 rentable square feet located in San Francisco, California (“201 Spear Street”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”).
The contractual purchase price of 201 Spear Street was $121.0 million plus closing costs. The Company funded the purchase of 201 Spear Street with proceeds from its ongoing initial public offering. In addition, on December 3, 2013, 201 Spear Street was included as additional collateral securing the Portfolio Loan (discussed in Item 2.03 below).
201 Spear Street was built in 1984. As of December 1, 2013, 201 Spear Street was 82% leased to 19 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of 201 Spear Street is approximately $8.4 million. The current weighted-average remaining lease term for the tenants is approximately 3.0 years.  The current weighted-average rental rate over the remaining lease term is $41.42 per square foot.
201 Spear Street has one tenant that individually occupies more than 10% of the total rentable square feet of the property. The tenant, which is in the telecommunications industry, occupies 71,484 rentable square feet, or approximately 29% of the total property rentable square feet. Its lease expires on January 31, 2017, with a five-year extension option. This tenant also has a one-time option to terminate a portion of its lease (13,723 rentable square feet) upon nine months written notice of termination, subject to a termination fee. As of December 1, 2013, the annualized base rent (net of rental abatements) for this tenant was approximately $2.4 million, the remaining lease term was approximately 3.2 years and the average annual rental rate (net of rental abatements) over the remaining lease term was $35.11 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On April 30, 2012, the Company, through indirect wholly owned subsidiaries, entered into a two-year portfolio loan secured by Domain Gateway, Las Cimas IV and the McEwen Building with an unaffiliated lender, for an amount up to $100.0 million (the “Portfolio Loan”). On May 9, 2012 and January 29, 2013, the Company added Gateway Tech Center and the Tower on Lake Carolyn as additional collateral for the Portfolio Loan, respectively.  Additionally, on January 29, 2013, the Company entered into a loan modification agreement to increase the face amount of the loan to $200.0 million, of which $80.0 million is non-revolving debt and $120.0 million is revolving debt.  The Company also extended the initial maturity date to February 1, 2016, with two one-year extension options, subject to certain conditions contained in the loan agreement.
On December 3, 2013, the Company, through an indirect wholly owned subsidiary, entered into an assumption and joinder agreement with the lender to add 201 Spear Street as additional collateral for the Portfolio Loan.  As of December 3, 2013, the outstanding balance under the loan was composed of $80.0 million of non-revolving debt.  As of December 3, 2013, $110.9 million of revolving debt is immediately available for future disbursements, subject to certain conditions set forth in the loan agreement.  The remaining $9.1 million of revolving debt is available for future disbursements upon meeting certain financial coverage ratio and subject to certain conditions set forth in the loan agreement.
For each calendar quarter, the interest rate on the Portfolio Loan will be determined by the borrowing base leverage ratio as defined in the loan agreement and will range from 185 to 275 basis points over one-month LIBOR. Monthly payments are interest only with the entire unpaid principal balance and all outstanding interest and fees due at maturity. The Company will have the right to prepay all or a portion of the Portfolio Loan, subject to certain fees and conditions contained in the loan agreement.
The Portfolio Loan is secured by Domain Gateway, Las Cimas IV, the McEwen Building, Gateway Tech Center, the Tower on Lake Carolyn and 201 Spear Street. The Company and KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary (together, the “Guarantors”), are providing a guaranty of up to 50% of the amount outstanding under the Portfolio Loan. Additionally, the Guarantors are providing a guaranty of any deficiency, loss or damage suffered by the Lender that may result from certain intentional acts committed by the borrowers under the loan, or that may result from certain bankruptcy or insolvency proceedings involving the borrowers, pursuant to the terms of the repayment guaranty.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before February 18, 2014, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 4, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer